EXHIBIT 99.1
IDM Pharma Appoints Robert De Vaere as Senior Vice President and CFO.
     IRVINE, Calif.—(BUSINESS WIRE)— May 4, 2007- IDM Pharma (Nasdaq:IDMI) announced today that Robert De Vaere has joined the Company as Senior Vice President and Chief Financial Officer effective May 2, 2007. Mr. De Vaere served most recently from August 2006 until April 2007 as the CFO of Nexa Orthopedics, which was acquired by Tornier in February 2007. Prior to that, Mr. De Vaere served as the Vice President, Finance and Administration and Chief Financial Officer of IDM Pharma from August 2005 to March 2006, and was Vice President and CFO of Epimmune from May 2000 until the business combination with IDM in August 2005. Prior to joining Epimmune in May 2000, Mr. De Vaere was with Vista Medical Technologies, Inc., a medical device company, from January 1996 to May 2000, where he served as Vice President of Finance and Administration and Chief Financial Officer. Earlier in his career, Mr. De Vaere held accounting, finance and administrative positions within the electronics and aerospace industries. Mr. De Vaere received a Bachelor of Science from the University of California, Los Angeles.
“I am delighted to be working again with Bob” said Jean-Loup Romet-Lemonne, IDM’s CEO, “I value his prior experience with the company as a great asset,” he added.
About IDM
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, Junovan(TM), (mifamurtide for injection), known as Mepact in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM has submitted applications to the US Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, requesting marketing approval of Junovan for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy. The FDA has accepted the new drug application for substantive review, on a standard review basis, contingent upon our commitment to provide pharmacokinetic data for the to-be-marketed Junovan product. The FDA has scheduled an Oncologic Drugs Advisory Committee (ODAC) meeting on May 9, 2007 at which ODAC will discuss Junovan. IDM is jointly developing Uvidem, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the review and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to: the timing of the FDA’s and EMEA’s review of the submissions for marketing approval; the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner; the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan; the possibility that, although the FDA is not bound by the decision of any advisory panel, a recommendation by ODAC that is not supportive of approval of the marketing application for Junovan would have a negative impact on the FDA’s decision whether to approve the NDA for Junovan, which would have a material and adverse affect on our business; the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group, or the Phase III study conduct and analysis, to be adequate for their assessment of Junovan, which may cause delays in review, may result in a refusal to accept the filings for marketing approval, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval; whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all; and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contact:
For IDM Pharma Inc.
Celeste Duncan, 646-378-2945

Source: IDM Pharma